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Exhibit 10.22

COMMUNITY HEALTH SYSTEMS, INC.
SUPPLEMENTAL BENEFITS PLAN

AMENDMENT TO BENEFIT EXCHANGE AGREEMENT

        This Amendment to the Benefit Exchange Agreement (the "Amendment") is entered into effective January 1, 2003, by and between CHS/Community Health Systems, Inc. ("CHS") and                          ("Employee").

W I T N E S S E T H

        WHEREAS, Employee is a Participant in the Community Health Systems, Inc. Supplemental Benefits Plan (the "Supplemental Benefits Plan"); and

        WHEREAS, Employee has previously entered into a Benefit Exchange Agreement, a copy of which is attached hereto; and

        WHEREAS, pursuant to the Benefit Exchange Agreement, Employee exchanged Employee's vested interest in the cash value of the Manulife Policy (the "Policy") that was subject to a Split Dollar Agreement (the "Split Dollar Agreement") between Employee and CHS and entered into pursuant to the provisions of the Supplemental Survivor Accumulation Plan portion of the Supplemental Benefits Plan, for an increased benefit under the Community Health Systems, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"); and

        WHEREAS, pursuant to the Benefit Exchange Agreement, CHS agreed to make certain additional contributions to the Deferred Compensation Plan on behalf of Employee, beginning in 2003, including annual amounts equal to the premium payments to the Policy required under the Split Dollar Agreement, less certain adjustments; and

        WHEREAS, Community Health Systems, Inc. has now established the Community Health Systems, Inc. Supplemental Executive Retirement Plan (the "SERP Plan") and has designated Employee as a Participant in the SERP Plan; and

        WHEREAS, CHS and Employee agree that the benefits to be provided to Employee under the SERP Plan are to be in lieu of the additional contributions to the Deferred Compensation Plan that CHS agreed to make on behalf of Employee, beginning in 2003, in the Benefit Exchange Agreement; and

        WHEREAS, CHS and Employee wish to amend the Benefits Exchange Agreement to relieve CHS from the obligation to make any such additional contributions to the Deferred Compensation Plan, as hereinafter set forth.

        NOW, THEREFORE, Employee and CHS enter into this Amendment to the Benefit Exchange Agreement and agree as follows:

        1.    Section 2 of the Benefit Exchange Agreement is hereby deleted and replaced in its entirety by the following:

  2.
  CHS will make the following contributions to the Deferred Compensation Plan on behalf of the Employee:

  (a)
  all unpaid 2001 and 2002 premium payments specified in the Split Dollar Agreement, with such contribution to be made within thirty (30) days of this Agreement; and

    (b)
    an amount equal to the 100% of the net cash surrender value of the Policy on the date the Policy is surrendered by CHS (i.e., the total cash proceeds received by CHS from the surrender of the Policy, without any reduction for any unvested interest of the Employee in such cash value), which shall be effected within thirty (30) days after Employee transfers all right, title and interest in the Policy to CHS, with such contribution to be made by June 30, 2002.

    Any contributions that are not made by the deadlines specified in this Section 2 shall be increased at a rate of five percent (5.00%) per annum, simple interest, from the date each such contribution is due and the date such contribution is actually made to the Deferred Compensation Plan.

        2.    Except as amended herein, the Benefit Exchange Agreement shall continue on in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to the Benefit Exchange Agreement as of the date first written above.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:

Its:

EMPLOYEE

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  Exhibit 10.22
COMMUNITY HEALTH SYSTEMS, INC. SUPPLEMENTAL BENEFITS PLAN
AMENDMENT TO BENEFIT EXCHANGE AGREEMENT